Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For More Information, Contact:	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp’s Shareholders Approve the Company’s Proposals

at Its January 26, 2012 Special Meeting of Shareholders

COSTA MESA, Calif., Jan. 31, 2012 (GLOBE NEWSWIRE) — Pacific Mercantile Bancorp (Nasdaq:PMBC - News), the parent holding company of Pacific Mercantile Bank, announced today that its shareholders approved all of the Company’s proposals at its Special Shareholders Meeting held on January 26, 2012. Those proposals included the approval of:

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The sale of $15.5 million of shares of the Company’s Common Stock to the Carpenter Funds, at a purchase price that will be equal to the book value per share of the Company’s Common Stock, currently $5.55 per share, as part of the second phase of the Company’s previously announced pending equity financing.

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An increase in the authorized number of shares of the Company’s Common Stock to 85 million shares needed to enable the Company to complete the second phase of the pending equity financing and to provide shares for the resumption of the Company’s strategic growth initiatives; and

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An amendment to the Certificate of Determination of the Rights, Preferences and Privileges of the Company’s Series A Preferred Stock permitting accumulated dividends on the 11,000 Series A Preferred Shares that remain outstanding to be paid in shares of Common Stock, which will result in the automatic conversion of those Series A Preferred Shares into Common Stock when those accumulated dividends are paid.

The Company also reported today that, with the approval of that amendment to the Series A Certificate of Determination at the Special Shareholders Meeting, the Company’s Board of Directors has declared a dividend on the outstanding shares of the Series A Preferred Stock, totaling $206,861, paid by the issuance, or the setting aside for issuance, of a total of 37,272 shares of Common Stock on January 30, 2012. As a result, all of the remaining Series A Preferred Stock automatically converted into a total of 143,790 shares of Common Stock on that date and no Series A Shares remain outstanding.

Raymond E. Dellerba, the Company’s President and CEO stated, “We are very appreciative of the support we have received from our common and preferred shareholders, which enables us to move forward with our efforts to raise additional capital for the Company and the Bank.”

Completion of the pending equity financing, which is comprised of the sale of the $15.5 million of shares of Common Stock and the sale of $10.8 million of additional shares of Series B Preferred Stock to the Carpenter Funds, remains subject to the satisfaction of certain conditions, including receipt of Federal Reserve Board approval by the Carpenter Funds and, as a result, there is no assurance that the financing can be completed.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our current expectations.

These risks and uncertainties include, but are not limited to: The risk that the current economic recovery will continue to be weak and sluggish or that there will be a downturn in the economy, as a result of which we could incur additional credit losses that would adversely affect our results of operations and cause us to incur losses in the future; uncertainties and risks about the effects that the Federal Reserve Bank regulatory agreement and California DFI’s regulatory order may have on our business and results of operations, including the risk of potential future regulatory action against us or the Bank if we are unable to meet the requirements of that regulatory agreement or order; the risk that the second phase of our pending equity financing (discussed in this news release) will not be completed which, among other things, could lengthen the period during which we and the Bank will remain subject to that regulatory agreement and order and could require us to raise equity capital from other sources; the risks that any capital we may need from other sources will not be available on favorable terms or at all and the risk that raising such capital will significantly dilute our existing shareholders; the prospect that government regulation of banking and other financial services organizations will increase generally and more particularly as a result of the implementation of the Dodd-Frank Act, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our re-entry in the wholesale mortgage banking business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Registration Statement on Form S-3 (SEC File No. 333-177208), which was filed with the SEC and became effective on October 20, 2011, under the Securities Act. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date. The discussion of the risk factors contained in the S-3 Registration Statement updates and supersedes the risk factors that are contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

We disclaim any obligation to update or revise any of the forward-looking statements contained in this news release as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.